EXHIBIT 99.1
Contacts:
ACADIA Pharmaceuticals Inc.
Thomas H. Aasen, Executive Vice President,
Chief Financial Officer and Chief Business Officer
(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS
SECOND QUARTER 2011 FINANCIAL RESULTS

SAN DIEGO, CA August 10, 2011 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the second quarter ended June 30, 2011.

ACADIA reported a net loss of $6.6 million, or $0.12 per common share, for the second quarter of 2011 compared to a net loss of $4.3 million, or $0.11 per common share, for the second quarter of 2010.  The net loss for the second quarter of 2011 included a $1.1 million net charge associated with the previously announced termination of the Company’s Swedish facility lease. For the six months ended June 30, 2011, ACADIA reported a net loss of $12.4 million, or $0.24 per common share, compared to a net loss of $9.8 million, or $0.25 per common share, for the comparable period of 2010.

At June 30, 2011, ACADIA’s cash, cash equivalents and investment securities totaled $40.4 million compared to $37.1 million at December 31, 2010.  ACADIA expects that its existing cash resources and anticipated payments from its collaborations will be sufficient to fund its operations at least into the first half of 2013.

“During the first half of 2011, we made important progress in the execution of our Phase III program with pimavanserin for Parkinson’s disease psychosis and strengthened our cash runway,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA Pharmaceuticals. “We continue to enroll patients in the ongoing -020 Phase III efficacy, tolerability and safety study and the -015 Phase III open-label safety extension study.  With a portfolio of four product candidates, led by our Phase III pimavanserin program, and a solid cash runway, we believe ACADIA is well positioned for the future with significant growth potential.”

Revenues totaled $460,000 for the second quarter of 2011, compared to $2.3 million for the second quarter of 2010. This decrease was primarily due to the conclusion of ACADIA’s collaboration with Biovail in October 2010. ACADIA recognized $1.8 million in revenues from this collaboration in the second quarter of 2010.

Research and development expenses decreased to $4.3 million for the second quarter of 2011, including $134,000 in stock-based compensation, from $5.0 million for the second quarter of 2010, including $150,000 in stock-based compensation. This decrease was primarily due to $384,000 in savings in facilities and other costs associated with ACADIA’s research and development organization as well as lower external service costs.

General and administrative expenses increased to $2.7 million for the second quarter of 2011, including $279,000 in stock-based compensation, from $1.6 million for the second quarter of 2010, including $223,000 in stock-based compensation. The increase in general and administrative expenses was primarily attributable to the $1.1 million net charge resulting from termination of the Company’s Swedish facility lease. Following this lease termination, ACADIA expects to save approximately $1.5 million in facilities and related expenses on an annual basis.

Conference Call and Webcast Information
ACADIA management will review its second quarter financial results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-831-6272 for participants in the U.S. or Canada and 617-213-8859 for international callers (reference passcode 85353303).  A telephone replay of the conference call may be accessed through August 24, 2011 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 14374563).  The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until August 24, 2011.

About ACADIA Pharmaceuticals
ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders.  ACADIA has a portfolio of four product candidates including pimavanserin, which is in Phase III development as a potential first-in-class treatment for Parkinson’s disease psychosis. ACADIA also has a product candidate in Phase II for chronic pain and a product candidate in Phase I for glaucoma, both in collaboration with Allergan, Inc. as well as a product candidate in IND-track development for schizophrenia in collaboration with Meiji Seika Pharma Co., Ltd.  All of the product candidates in ACADIA’s pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, the potential of and the benefits to be derived from product candidates, in each case including pimavanserin, ACADIA’s future and growth potential, expected savings in future facilities costs and the period during which ACADIA’s cash resources will be sufficient to fund its operations.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, variations in expenses and the fact that past results of clinical trials may not be indicative of future trial results.  For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2010 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Collaborative revenues	$460	$2,297	$895	$4,430

Operating expenses
Research and development (includes stock-based compensation of $134, $150, $255 and $379, respectively)	4,315	5,041	8,727	10,857
General and administrative (includes stock-based compensation of $279, $223, $534 and $475, respectively)	2,729	1,552	4,613	3,366
Total operating expenses	7,044	6,593	13,340	14,223
Loss from operations	(6,584)	(4,296)	(12,445)	(9,793)
Interest income, net	28	8	56	18
Net loss	$(6,556)	$(4,288)	$(12,389)	$(9,775)
Net loss per common share, basic and diluted	$(0.12)	$(0.11)	$(0.24)	$(0.25)
Weighted average common shares outstanding, basic and diluted	52,677	38,347	51,535	38,341

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2011	December 31, 2010(1)

Assets
Cash, cash equivalents and investment securities	$40,361	$37,087
Prepaid expenses, receivables and other current assets	654	762
Total current assets	41,015	37,849
Property and equipment, net	208	426
Other assets	86	119
Total assets	$41,309	$38,394
Liabilities and Stockholders’ Equity
Current liabilities	5,947	5,959
Long-term portion of deferred revenue	2,481	2,623
Other long-term liabilities	60	124
Total liabilities	8,488	8,706
Stockholders’ equity	32,821	29,688
Total liabilities and stockholders’ equity	$41,309	$38,394

(1)
The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at such date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.